Exhibit 99.1

T2 Biosystems Announces Second Quarter 2022 Financial Results

T2Dx Instrument contracts increased by 300% compared to the prior year period

LEXINGTON, Mass., August 15, 2022 (GLOBE NEWSWIRE)—T2 Biosystems, Inc. (NASDAQ:TTOO) (the “Company”), a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, today announced financial results for the second quarter ended June 30, 2022.

Recent Highlights

•

Achieved second quarter total revenue of $5.9 million, including product revenue of $2.6 million, representing decreases of 12% and 30% respectively, compared to the prior year period, driven by lower sales of T2SARS-CoV-2 tests.

•	Executed contracts for 12 T2Dx® Instruments during the second quarter, including 6 in the U.S. and 6 outside the U.S., an increase of 300% compared to the prior year period.

•	Generated core sepsis test revenue of $1.2 million during the second quarter, a decrease of 3% compared to the prior year period.

•	Received a $0.6 million order in July, the largest single sepsis order in company history, including 4 T2Dx Instruments that are expected to ship in the second half of 2022, and sepsis test panels.

•	Received Breakthrough Device Designation from the U.S. Food and Drug Administration for the T2Lyme™ Panel and submitted for funding through the LymeX Initiative.

•	Advanced product pipeline under Option 2B of BARDA contract, including the U.S. clinical trials for T2Resistance® Panel and T2Biothreat™ Panel, and development of next-generation products.

•	Formed a Scientific Advisory Board, comprised of leading clinicians and researchers in the areas of infectious disease, laboratory medicine, and pharmacy, to provide strategic guidance.

•	Implemented cost of goods improvement initiative for the T2Bacteria® Panel and the T2Candida® Panel, resulting in a reduction in the manufacturing costs of those products in future quarters.

•	Implemented expense reductions on June 1, reducing the workforce and decreasing operating expenses by approximately 20%.

•	Strengthened our balance sheet by raising $27.4 million of net proceeds through ATM facility, including $4.5 million in the second quarter and $22.9 subsequent to the end of the second quarter.

“Our second quarter results demonstrate continued execution across our three corporate priorities: accelerating our sales, enhancing our operations, and advancing our pipeline,” stated John Sperzel, Chairman and CEO of T2 Biosystems. “While we have seen an expected decline in sales of COVID-19 tests, we are pleased with our continued progress driving adoption of our T2Dx Instrument and sepsis test panels, while improving operating efficiency and advancing the U.S. clinical trials for the T2Resistance Panel and the T2Biothreat Panel. We strengthened our balance sheet during and subsequent to the end of the second quarter, allowing us to achieve our near-term milestones and keeping us well positioned to drive sustainable, long-term growth.”

Second Quarter 2022 Financial Results

Total revenue for the second quarter of 2022 was $5.9 million, a decrease of 12% compared to the prior year period. Product revenue for the second quarter of 2022 was $2.6 million, a decrease of 30% compared to the prior year period. Contribution revenue for the second quarter of 2022 was $3.4 million, an increase of 11% compared to the prior year period.

Research and development and selling, general and administrative expenses were $15.8 million for the second quarter of 2022, an increase of $3.2 million compared to the prior year period, driven by increased BARDA contract activity.

Net loss for the second quarter of 2022 was $18.0 million, $0.10 per share, compared to a net loss of $12.5 million, $0.08 per share, in the prior year period.

Cash, cash equivalents and restricted cash were $14.3 million as of June 30, 2022.

2022 Financial Outlook

The Company continues to expect full year 2022 total revenue of $28.0 to $31.0 million, including product revenue of $16.0 to $17.0 million and research contribution revenue of $12.0 to $14.0 million. The Company continues to expect to close 60 to 70 T2Dx Instrument contracts in 2022 and COVID-19 revenue to decrease from $9.5 to $3.5 million.

Webcast and Conference Call Information

The Company’s management team will host a conference call today, August 15, 2022, beginning at 4:30 pm ET. Investors interested in listening to the call may do so by dialing 844-825-9789 for domestic callers or 412-317-5180 for International callers. A live and recorded webcast of the call will be available on the “Investors” section of the Company’s website at www.t2biosystems.com.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, the T2Bacteria® Panel, the T2Candida® Panel, the T2Resistance® Panel, and the T2SARS-CoV-2™ Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the T2Biothreat™ Panel, the T2Cauris™ Panel, and T2Lyme™ Panel, as well as next-generation products for the detection of bacterial and fungal pathogens and associated antimicrobial resistance markers.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our revenue results and cash balance, financial outlook, instrument contracts, timing of filing of an FDA submission, impact of operating expense reductions, plans to develop a diagnostic test for monkeypox, anticipated strategic priorities, product demand, commitments or opportunities, and growth expectations or targets, as well as statements that include the words “expect,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission, or SEC, on March 23, 2022, and other filings the Company makes with the SEC from time to time, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Philip Trip Taylor, Gilmartin Group

ir@T2Biosystems.com

415-937-5406

T2 Biosystems, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$13,212	$22,245
Marketable securities	—	9,996
Accounts receivable	2,721	5,134
Inventories	5,673	3,909
Prepaid expenses and other current assets	3,096	3,110

Total current assets	24,702	44,394
Property and equipment, net	4,447	4,675
Operating lease right-of-use assets	9,169	9,766
Restricted cash	1,131	1,551
Other assets	156	153

Total assets	$39,605	$60,539

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$5,231	$2,832
Accrued expenses and other current liabilities	7,819	8,338
Deferred revenue	142	518

Total current liabilities	13,192	11,688
Notes payable, net of current portion	48,712	47,790
Operating lease liabilities, net of current portion	8,748	9,359
Deferred revenue, net of current portion	88	28
Derivative liability	1,675	—
Other liabilities	4,709	4,577
Commitments and contingencies
Stockholders’ deficit
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value; 400,000,000 shares authorized; 198,451,428 and 166,400,892 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	198	166
Additional paid-in capital	469,028	459,151
Accumulated other comprehensive loss	—	(4)
Accumulated deficit	(506,745)	(472,216)

Total stockholders’ deficit	(37,519)	(12,903)
Total liabilities and stockholders’ deficit	$39,605	$60,539

T2 Biosystems, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Product revenue	$2,559	$3,678	$6,403	$8,328
Contribution revenue	3,352	3,016	6,742	5,322

Total revenue	5,911	6,694	13,145	13,650
Costs and expenses:
Cost of product revenue	5,081	4,831	11,286	10,621
Research and development	8,025	5,399	14,681	10,064
Selling, general and administrative	7,824	7,244	17,054	13,447

Total costs and expenses	20,930	17,474	43,021	34,132

Loss from operations	(15,019)	(10,780)	(29,876)	(20,482)
Other income (expense):
Interest income	2	6	5	12
Interest expense	(3,021)	(1,700)	(4,671)	(2,713)
Other income, net	4	(1)	13	48

Total other expense	(3,015)	(1,695)	(4,653)	(2,653)

Net loss	$(18,034)	$(12,475)	$(34,529)	$(23,135)

Net loss per share — basic and diluted	$(0.10)	$(0.08)	$(0.20)	$(0.15)

Weighted-average number of common shares used in computing net loss per share — basic and diluted	176,788,170	154,885,039	173,340,822	151,576,606

Other comprehensive loss:
Net loss	$(18,034)	$(12,475)	$(34,529)	$(23,135)
Net unrealized gain (loss) on marketable securities arising during the period	9	—	2	9
Less: net realized (gain) loss on marketable securities included in net loss	2	(12)	2	(14)

Total other comprehensive (loss) income, net of taxes	11	(12)	4	(5)

Comprehensive loss	$(18,023)	$(12,487)	$(34,525)	$(23,140)